EXHIBIT 99.1

Contact:
Cal Reed, Chairman & CEO	William Snyder, CFO
Tel: (510) 449-0100

Peak International Receives Nasdaq Delisting Notice

Intends to Appeal Staff Determination to Listing Qualifications Panel

Fremont, California, February 25, 2005. Peak International Limited (NASDAQ: PEAK) today reported that on February 24, 2005, the Company received a Nasdaq Staff Determination that the Company fails to comply with the filing requirement for continued listing in Nasdaq Marketplace Rule 4310(c)(14) due to the delayed filing of its quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2004, and that its securities are, therefore, subject to delisting from The Nasdaq National Market.

The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination, which will stay the delisting until the appeal has been heard and the Panel has rendered its decision. There can be no assurance that the Nasdaq Listing Qualifications Panel will grant the Company’s request for continued listing.

As a result of the Company’s delay in filing its Form 10-Q, the fifth character “E” will be appended to its trading symbol. Accordingly, the trading symbol for the Company’s common stock will be changed from PEAK to PEAKE at the opening of business on March 1, 2005.

As previously announced, the delay in filing the Form 10-Q for the quarter ended December 31, 2004 results from the Company’s decision to conduct an internal review of its payroll practices at the Company’s factory operated in China.

About Peak International Limited (NASDAQ: PEAK)

Peak International Limited is a leading low cost supplier of precision-engineered transport products for storage, transportation and automated handling of semiconductor devices and other electronic components. Peak employs approximately 2,300 people worldwide, directly and through its operating partner in Shenzhen, the PRC. Peak operates warehouses throughout the world and offers JIT services to leading semiconductor manufacturers and assemblers. Peak is a leading recycler of used plastic matrix trays operating worldwide under its SemiCycle trade name.

Safe Harbor Statement

Except for historical information contained herein, the statements in this press release, including the Company’s intent and ability to appeal the Nasdaq Staff Determination, are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements speak only as of the date hereof and are subject to risks and uncertainties that may cause actual results to differ materially. These risks and uncertainties include the Company’s ability to file its Form 10-Q, and the risks detailed from time to time in the Company’s SEC reports, including its quarterly report on Form 10-Q for the quarter ended September 30, 2004. The company disclaims any intent or obligation to update or revise these forward-looking statements.